CONSULTING SERVICES CONTRACT


     This consulting services agreement ("Consulting Agreement") is made as of this 4th day of April, 2002, by and between, NICOLE LEIGH VAN COLLER ("NLVC"), an individual and ROANOKE TECHNOLOGY CORP. (the "Company"), a North Carolina Corporation with, NLVC and the Company collectively sometimes herein referred to as the "Parties". The Parties hereto, for ten (10) dollars and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

     WHEREAS, the Company is a fully reporting company whose securities are traded on the Over-the-Counter Bulletin Board under the ticker symbol "RNKE"; and

     WHEREAS, NLVC is in the business of consulting with private and public companies regarding issues of business development, management reorganization, financial forecasts and projections, and merger and acquisition strategies; and

     WHEREAS, the Company wishes to retain NLVC as non-exclusive corporate consultant; and

     IT IS, THEREFORE agreed that:

1. Services. The Company shall retain NLVC to provide general corporate consulting services which may include, but not be limited to: assist with the development and successful execution of the Company's strategic business plans, merger and acquisition activity, and executive compensation and employee benefit plans, assistance in the preparation and organization of corporate material, assistance in the review and evaluation of potential merger candidates, assistance in negotiating the terms of a merger or reorganization, assistance in evaluating and analyzing the Company's accountants and auditors, and assistance regarding financial forecasts and projections. NLVC shall not directly or indirectly promote or maintain a market for the Company's securities and the shares are not and will not be provided in connection with a capital raising transaction for the Company. NLVC agrees to make available qualified personnel for the foregoing purposes and devote such business time and attention thereto as it shall determine is required.

     The Company understands that any and all suggestions, opinions or advice given to the Company by NLVC are advisory only and the ultimate responsibility, liability and decision regarding any action(s) taken or decisions made lies solely with the Company and not with NLVC.

2. Term. The term of this Consulting Agreement shall be for a period of 6 months from the date hereof (the "Term").

3. Compensation. As compensation for entering into this consulting agreement and for services rendered over the Term, NLVC shall acquire a total of 1 million shares of free trading common stock.

4. Arbitration. The parties hereby agree that any and all claims (except for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this Consulting Agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the State of Florida. The parties hereby irrevocably consent to the jurisdiction of the American Arbitration Association and the sites of the arbitration (and of any action for injunctive or other equitable relief) within the state of Florida. Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards. The law applicable to the arbitration and this Consulting Agreement shall be that of the State of Florida, determined without regard to its provisions which would otherwise apply to a question of conflict of laws.

5.   Miscellaneous.

     5.1  Assignment, This Agreement is not transferable or assignable.

     5.2 Execution and Delivery of Agreement. Each of the parties shall be entitled to rely on delivery by fax transmission of an executed copy of this agreement by the other party, and acceptance of such fax copies shall create a valid and binding agreement between the parties.

     5.3 Titles. The titles of the sections and subsections of this agreement are for the convenience of reference only and are not to be considered in construing this agreement.

     5.4 Severability. The invalidity or unforceability of any particular provision of this agreement shall not affect or limit the validity or enforceability of the remaining provisions of this agreement.

     5.5 Entire Agreement. This agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein and supersedes and replaces any prior agreements and understandings, whether oral or written, between them with respect to such matters.

     5.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                      ROANOKE TECHNOLOGY CORP.


                                      By:  /s/ David Smith
                                      ---------------------------------

ACCEPTED AND AGREED TO BY:

/s/ Nicole Leigh Van Coller
----------------------------------
    NICOLE LEIGH VAN COLLER